Exhibit 6.1

ACQUISITION AGREEMENT BY AND BETWEEN

AMERICAN DIVERSIFIED ENERGY, LLC.

&

RENEWABLE ENERGY CAPITAL, LLC.

This Agreement (the "Agreement") is entered as of December 14, 2017, by and between American Diversified Energy, LLC, a Delaware Limited Liability Company ("ADE") and its successors and assigns and Renewable Energy Capital, LLC, a Florida Limited Liability Company ("REC") and its assigns. ADE and REC are sometimes, collectively referred to herein as the "Parties", and each as a "Party".

WHEREAS, REC signed a solar PV Power Purchase and License Agreement, ("PPA") with Crescent City Harbor District ("CCHD") on November 21, 2017 which contains certain rights and obligations in connection with the installation, ownership, financing, and operation of a connected solar energy system as defined in the PPA (the "Project Assets and Obligations");

†      WHEREAS, the PPA provides that the system is anticipated to be a 1 MGW +/ installation located on premises owned by CCHD at 101 Citizens Road, Crescent City, CA 95531; and,

WHEREAS, REC wishes to sell, transfer, and assign one hundred percent (100%) of the PPA and the Project Assets and Obligations contained in the PPA and associated therewith, and ADE wishes to purchase one hundred percent (100%) of the PPA and the Project Assets and Obligations associated therewith.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and the mutual covenants and conditions contained herein, the Parties hereby agree as follows:

AGREEMENT

1.	TERM OF AGREEMENT

Except for the obligation of confidentiality, as provided in Sections 2 and 3 below, which commenced upon the disclosure of information between the Parties, the Agreement shall commence on the Effective Date set forth above.

2.	CONFIDENTIAL AND PROPRIETARY INFORMATION.

For purposes of this Agreement, the Party disclosing Confidential Information is the "Discloser," and the party receiving Confidential Information is the "Recipient." It is acknowledged and agreed that both Discloser and Recipient have at great effort developed knowledge of and relationships with various third parties (each a "Contact") that they may introduce to one another for the purpose of entering into one or more business transactions, and that the Contact and any information relating to the Contact is confidential. As used herein, Confidential Information also means all information concerning the Discloser's business including, but not limited to, all tangible, intangible, visual, electronic, present, or future information such as: (a) trade secrets; (b) financial information, including pricing; (c) technical information, including research, development, procedures, algorithms, data, and designs; (d) business information, including operations, planning, marketing, products, without limitation; and € the terms of any agreement between the Parties and the discussions, negotiations and proposals related to that agreement.

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3.	CONFIDENTIAL INFORMATION EXCEPTIONS.

The Recipient does not have an obligation to protect Confidential Information that is: (a) at the time of disclosure is, or thereafter becomes, generally available in the public domain through no fault of the Recipient or its representatives; (b) at the time of disclosure is, or thereafter becomes, available to the Recipient on a non-confidential basis from a third-party source, provided that such third party is not and was not prohibited from disclosing such Confidential Information to the Recipient by a legal, fiduciary or contractual obligation to the non-party discloser; (c) was known by or in the possession of the Recipient or its representatives, as established by documentary evidence, before being disclosed by or on behalf of the Discloser under this Agreement; (d) was or is independently developed by the Recipient, as established by documentary evidence, without reference to or use of, in whole or in part, any of the Discloser's Confidential Information (e) disclosed with the prior written consent of the Discloser.

4.	NON-CIRCUMVENTION.

Each Party acknowledges and agrees that the identity of either party's Contacts or their contact information is proprietary and constitutes a substantial and valuable business asset and trade secret. Each Party agrees that it shall not contact, solicit, or communicate with any prior, current, or future Contact identified or introduced to one another, without the introducing Party's prior written consent. Each Party also acknowledges that it will not use the Disclosing Party's Confidential Information to compete with or circumvent the Disclosing Party.

5.	PURCHASE PRICE

In consideration of REC assigning one hundred percent (100%) of the PPA and the Project Assets and Obligations associated therewith to ADE, the Parties agree, as follows:

a)	ADE will pay REC a total of Three Hundred Thousand Dollars ($300,000) for the PPA and the Project Assets and Obligations associated therewith;

b)	a Purchase Price of Three Hundred Thousand Dollars ($300,000) without refund, offset or deduction, will be paid according to the following schedule:

(i)	Seventy-Five Thousand Dollars ($75,000) to be paid into REC's attorneys Jennifer Zuch IOLA Trust TD Bank, Routing No. XXXXXXXXX, Account No. XXXXXXXXXXX on December 21st, 2017 (REC's attorney is Jennifer Zuch, 333 West 56th Street, Suite 10H NY, NY 10019

(ii)	Twenty-Five Thousand Dollars ($25,000) to be paid to REC on December 21, 2017;

The Escrow funds shall be released to REC when REC provides ADE documentation evidencing and memorializing that CCHD has agreed to and accepted the assignment of the PPA from REC to ADE

(iii)	One Hundred Thousand Dollars ($100,000) to be paid to REC on March 8,2018;and

(iv)	One Hundred Thousand Dollars ($100,000) to be paid to REC on May 8, 2018.

c)	All monies shall be delivered and sent, as designated in Paragraph 5 (b) above, to the Trust Account or REC by wire transfer, to accounts designated by REC in writing.

d)	REC's attorney shall communicate and deliver such wiring instructions for his or her Trust Account directly to ADE's Attorney;

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6.	PROJECT DEVELOPMENT RESPONSIBILITIES

a)	ADE will be responsible for assuming and executing all of the obligations set forth in the PPA.

b)	ADE will be responsible for paying all costs associated with the obligations set forth in the PPA.

7.	REPS and WARRANTIES

ADE represents and warranties that it has read and understands the PPA; that it is not depending on any of REC's statements or representation in making the decision to purchase the PPA and the Project Assets and Obligations associated therewith; that it has done its own due diligence, and; that it is a sophisticated knowledgeable buyer of solar PPAs.

8.	GOVERNING LAW

This Agreement shall be governed by the laws of the State of California without reference to its conflicts of law provisions and venue shall be in the state and federal courts located in the County of Orange, State of California.

9.	DOCUMENTATION

All financial, legal, and expressed Project documentation will be provided, via e-mail, overnight delivery, or Certified Mail, to the Parties and delivered to the following:

American Diversified Energy, LLC	Renewable Energy Capital, LLC
711 West 17th Street D-5	7950 NW 53rd Street
Costa Mesa, CA 92627	Miami, FL 33166
Attn: Julio Macedo	Attn: Alex Lemus
E-mail:Julio@americancngenergy.com	E-mail: Alemus@solarppafund.com
Or Neil Zoller, President
e-mail Neil@AmDivEnergy.com

ADE's Attorney	REC'S Attorney
Kristin M. Cano	Jenifer Zuch
19800 MacArthur Blvd.	333 West 56th Street, Suite 10H
Suite 1000	NY, NY 10019
Irvine, CA 92612	e-mail Jennifer@Zuchlaw.com

10.	ENTIRE AGREEMENT

This Agreement and the PPA sets forth the entire Agreement and understandings between the Parties hereto as to the subject matter of this Agreement and supersedes, cancels, and merges all agreements, negotiations, commitments, writings, and discussions between them as to the subject matter prior to the date of execution of this Agreement; and none of the Parties shall be bound by any conditions, definitions, warranties, or representations with respect to such subject matter, other than as expressly provided in this Agreement or as duly set forth on or subsequent to the date of execution hereof in writing and signed by a proper and duly authorized officer of the party to be bound thereby .

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IN WITNESS WHE REOF, each of ADE and REC has caused this Agreement to be signed by their authorized representatives as of the day and year first above written.

American Diversified Energy, LLC

/s/ Neil Soller

Neil Zoller, President

And Managing Partner

RENEWABLE ENERGY CAPITAL, LLC

/s/ Alex Lemus

By: Alex Lemus

Title: Managing Member

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